Exhibit 10

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (hereinafter “Agreement”) is made and entered into this 25th day of January, 2005, in the city of Buenos Aires, by and between:

               (I)     THE TOWER FUND L.P., a corporation duly organized and existing under the laws of the Cayman Islands, recorded with the Public Registry of Commerce of the city of Buenos Aires, on September 18, 1995, under No. 1137, Book No. 53, Volume B, of Foreign Bylaws Registry, hereby represented by Daniel Enrique García, acting in his capacity as attorney-in-fact, residing at Av. De Mayo 701, piso 8, Ciudad Autónoma de Buenos Aires; (“Seller”); party of the first part; and

               (II)     APCO ARGENTINA INC., a corporation duly organized and existing under the laws of Cayman Island, recorded with the Public Registry of Commerce of the city of Buenos Aires, on May 7, 2001, under No. 1074, Book No. 56, Volume B, of Foreign Bylaws Registry, hereby represented by Thomas Bueno, acting in his capacity as President, residing at Maipú 1300, piso 8, Ciudad Autónoma de Buenos Aires (hereinafter “APCO”);

               (III)     NETHERFIELD CORPORATION, SUCURSAL TIERRA DEL FUEGO, ANTARTIDA E ISLAS DEL ATLANTICO SUR, a branch of Netherfield Corporation, a corporation duly organized and existing under the laws of the British Virgin Islands, recorded with the Controlling Office of Legal Entities [Inspección General de Justicia] in and for the Province of Tierra del Fuego, Antártida e Islas del Atlántico Sur, on December 20, 2004, in the Book of Foreign Business Entities No. 1, under No. 012, Page 006, for the year 2004, hereby represented by Verónica Beatriz Canalez, acting in her capacity as legal representative, residing at Cerviño 4449, piso 4, Ciudad Autónoma de Buenos Aires, (hereinafter “NETHERFIELD”); and

               (IV)     ROCH S.A., a corporation duly organized and existing under the laws of the Argentine Republic, recorded with the Public Registry of Commerce of the city of Buenos Aires, on April 26, 1990, under No. 2360, Book No. 107, Volume A on Corporations, hereby represented by Ricardo Omar Chacra, acting in his capacity as President, residing in Av. Eduardo Madero 1020, piso 21, Ciudad Autónoma de Buenos Aires (hereinafter “ROCH”); parties of the second part. (APCO, NETHERFIELD and ROCH shall be collectively referred to as “Purchasers”, and Purchasers and Seller together shall be referred to as “Parties”.

WITNESSETH:

     (A)     WHEREAS, Seller owns ONE HUNDRED, FORTY-THREE THOUSAND, EIGHT HUNDRED, AND FIFTY-THREE (143,853) shares of common stock —with a face value of $1 each, entitling to one vote per share— in Rio Cullen-Las Violetas S.A. (“Rio Cullen-Las Violetas” or “Company”), a corporation duly organized and existing under the laws of Argentina, such number of shares representing 100% of the issued and outstanding stock of the Company; as described in 2.1 hereof;

     (B)     WHEREAS, Seller wishes to sell to Purchasers and Purchasers wish to purchase from Seller all of the Shares of Stock, upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is hereby agreed as follows:

ARTICLE I
DEFINITIONS

     1.1     Definitions

     The following terms, when used herein, shall have the following meanings:

     “Agreement” shall mean any contract, arrangement, negotiable instrument, undertaking, agreement, obligation or legally binding and enforceable agreement, whether in writing or otherwise, to which the Company is a party, or whereby the Company is subject to obligations or has offered collateral, including any and all amendments thereto;

     “Antitrust Authority” shall mean the National Antitrust Commission having authority over antitrust matters or any relevant authority that may thereafter replace it;

     “Areas” shall mean the areas under the concession agreement for hydrocarbon production, supplementary exploration and development known as CA-12 “Río Cullen”, CA-13 “Las Violetas”, and CA-14 “La Angostura”, all of which are located in the Province of Tierra del Fuego, within the scope established by Executive Orders No. 1581/91, 1580/91 and 1579/91, respectively;

     “Argentina” shall mean the Argentine Republic;

     “Assets” shall mean all types of assets and property (whether real or personal property, assets subject to registration or free from registration, as well as intangible assets), belonging to the Company;

     “Authority” shall mean any governmental authority of any state or political subdivision, including the national, provincial or municipal government of Argentina or any of its political subdivisions, as well as any entity within such territory that exercises executive, legislative, judicial, regulatory or administrative powers of government;

     “Closing” shall have the meaning ascribed to it in section 2.5 hereof;

     “Closing Date” shall mean the date on which Closing shall take place;

     “Company” has been defined in the Preambles above;

     “Concessions” shall mean the concessions for hydrocarbon production in the AREAS, authorizing the carrying out of activities relating to hydrocarbon exploration, supplementary production and development, pursuant to Argentine Law No. 17.319, as amended and regulated, and Executive Orders No. 1580/91, 1581/91 and 1579/91.

     “Dispet” shall mean Dispet S.A.;

     “Dollars o US$” shall mean the legal tender in the United States of America;

     “Excluded Contingencies” shall mean all the contingencies and/or concepts contemplated in the Agreement for Excluded Contingencies entered into on the date hereof by APCO, NETHERFIELD, ROCH, THE TOWER FUND L.P., RIO CULLEN-LAS VIOLETAS and COMPAÑÍA PAPELERA SARANDÍ S.A., (hereinafter, the “Agreement for Excluded Contingencies”), including, but not limited to, (i) environmental, labor, tax and royalty-related contingencies relating to the UTE, the Concessions and/or the Areas, (ii) the contingencies and/or concepts contemplated in 2.6.B.5(a), (b), (c) and (d); (iii) the contingencies and/or concepts specified in all the Annexes to the Agreement for Excluded Contingencies;

     “Financial Statements” shall mean the financial statements of the Company, audited by Alberto G. Maquieira, on June 30, 2004, together with their notes and annexes, prepared in accordance with applicable legal rules and GAAPs;

     “GAAPs” shall mean the generally accepted accounting principles pursuant to the professional standards set by the Public Accountants’ Professional Association in and for the city of Buenos Aires, applied on a consistent basis throughout the relevant period;

     “Law” shall mean any law, executive order, resolution, regulation, code, rule, ordinance, request, or proceeding approved, adopted, enacted or enforced in Argentina or by any Argentine Authority.

     “Line of Business” shall mean the business and activities carried on by the Company pursuant to its share in the UTE and/or in the Concessions, on a consistent basis with usual business practices and standards;

     “Loss” shall mean any loss, payment (either in cash or in kind), money damages, sanctions, liabilities, obligations, penalties, fines, judgments, arbitration awards, costs, expenses and disbursements (including costs and fees of attorneys, accountants and court experts) resulting from a claim or action brought in relation to the foregoing, provided they cause a Material Adverse Effect to the Company;

     “Material Adverse Effect” shall mean any change or effect that is materially adverse to Company’s assets, liabilities or transactions by reason of an event or circumstance originating prior to Closing, to the extent such event or circumstance (i) has not been stated or included in the Financial Statements, (ii) does not result from a discrepancy between the methods used to calculate liabilities and provisions when preparing the Company’s Financial Statements, including, without limitation the method used to calculate applicable taxes, exchange rates, etc., to the extent such methods are consistent with GAAPs in force form time to time, (iii) has not been reported in the Minutes of the Board of Directors’ Meeting of the company as of the date hereof; (iv) does not result from the events or circumstances set forth in the annexes attached hereto; (v) does not result from direct or indirect amendments to the Law;

     “Papelera Sarandí” shall mean Compañía Papelera Sarandí S.A.;

     “Party” shall mean Purchasers or Seller severally;

     “Parties” shall designate both Purchasers and Seller together;

     “Person” shall mean any individual, general partnership, joint stock company, unincorporated association, company, joint venture, Authority or any other entity of any type whatsoever (organized or existing under the laws of Argentina or under the laws of another jurisdiction).

     “Pesos or “$”” shall mean the legal tender in Argentina.

     “Purchase Price” is defined in 2.2 hereinbelow.

     “Purchasers” has been defined in the commencement above;

     “Seller” has been defined in the commencement above.

     “Shares of Stock” shall mean ONE HUNDRED, FORTY-THREE THOUSAND, EIGHT HUNDRED, AND FIFTY-THREE (143,853) nominative, non-endorsable, shares of common stock of Rio Cullen—Las Violetas owned by Seller and representing 100% of the Company’s capital stock and voting power; as well as all political and economic rights relating to or inherent in such Shares of Stock, including, but not limited to: (a) all rights resulting from any revocable or irrevocable capital contributions on account of future capital increases paid by Seller to the Company on or before the Closing date, not capitalized as of the Closing date, and (b) all rights relating to dividends accrued as of the Closing date, provided such dividends have not been paid out to Seller as of such date.

     “Taxes” shall mean all withheld taxes, charges, rates, levies or other contributions, including, without limitation, net income, gross income, sales, use, ad valorem, value added, transfer, franchise, individual income, license, withholding, payroll, employment, excise, succession, recruitment, stamp and other property taxes or any other tax of any kind whatsoever, such as, customs duties, rates, contributions or charges, and/or the obligations to withhold taxes, whether current or future, including any interest, penalty, or addition thereto imposed by an Argentine Tax Authority, including any Tax Authority having local jurisdiction as well as any political subdivision, agency or similar entity of an Argentine Tax Authority having national or local jurisdiction.

     ‘Transaction” is defined in 2.1.

     “Undeclared Liabilities” shall mean all those obligations and liabilities of the Company in favor of any Person, originating prior to Closing, provided always that they have been the cause of a Material Adverse Effect and that (i) they have not been accounted for in the Annexes to this Agreement, or (ii) they have originated after the preparation of said Financial Statements and do not relate to the Line of Business. Excluded Contingencies shall not be considered “Undeclared Liabilities”.

     “UTE” shall mean the Temporary Business Venture identified as “Rio Cullen-Las Violetas S.A., San Enrique Petrolera S.A., DPG S.A., Compañía Papelera Sarandí S.A., Dispet S.A., Roch S.A.-Unión Transitoria de Empresas”, organized for the production, supplementary exploration and development of hydrocarbons in Areas CA-12 “Río Cullen” and CA-13 “Las Violetas”.

               1.2     Interpretation

               A.     Regarding the definitions set forth in 1.1 above, where appropriate, the plural form shall include the singular form and vice versa.

               B.     The headings of all Articles, Sections and Annexes to this Agreement are inserted for reference purposes only and shall not be considered part of, or affect the meaning or interpretation of any part of this Agreement.

               C.     All Annexes mentioned herein and attached hereto shall form an integral part hereof.

               D.     All references in this Agreement to Articles, Clauses or Annexes shall, unless otherwise provided, refer to Articles, Clauses hereof and Annexes attached hereto.

               E.     The term “or” shall not be deemed to be exclusive.

ARTICLE II
PURCHASE OF SHARES OF STOCK

               2.1     Purchase of Shares of Stock

               Seller hereby sells, transfers and conveys to Purchasers, and Purchasers purchase and acquire from Seller, the Shares of Stock (hereinafter, the “Transaction”), subject to the following terms and conditions (including, but not limited to the conditions precedent set out in 2.6 below):

               (i)     APCO acquires seventy-nine thousand, seven hundred and fifty-two (79,752) nominative, non-endorsable shares of ordinary stock, with a face value of $1 each, entitling to 1 vote per share, which accounts for 55.44% of the Shares of Stock;

               (ii)     NETHERFIELD acquires thirty-eight thousand, one hundred and fifty (38,150) nominative, non-endorsable shares of ordinary stock, with a face value of $1 each, entitling to 1 vote per share, which accounts for 26.52% of the Shares of Stock;

          (iii) ROCH acquires twenty-five thousand, nine hundred and fifty-one (25,951) nominative, non-endorsable shares of ordinary stock, with a face value of $1 each, entitling to 1 vote per share, which accounts for 18.04% of the Shares of Stock.

               2.2     Purchase Price

               In consideration of the sale, transfer and conveyance of Shares of Stock by Seller to Purchasers, Purchasers shall pay Seller eleven million, two hundred sixty-eight thousand, three hundred and thirty-seven US Dollars (US$ 11,268,337.00) (“Purchase Price”).

                     Simultaneously with said transfer of Shares of Stock:

                    (a) In consideration of all the shares of stock APCO acquires as per provisions of section 2.1.(i) above, APCO shall pay Seller six million, two hundred forty-seven thousand, two hundred and sixty-three US Dollars (US$ 6,247,263.00) through a bank transfer and deposit of readily available funds to the account held in the HSBC Bank U.S.A. No. 605106088, ABA 021001088, Swift Address MRMDUS 33, Account Name: The Tower Fund L.P, free from expenses, charges or taxes assessed on said transfer, which, if any, shall be exclusively borne by APCO;

                    (b) In consideration of all the shares of stock NETHERFIELD acquires as per provisions of section 2.1.(ii) above, NETHERFIELD shall pay Seller two million, nine hundred eighty-eight thousand, two hundred and sixty-six US Dollars (US$ 2,988,266) through a bank transfer and deposit of readily available funds to the account held in the HSBC Bank U.S.A., No. 605106088, ABA 021001088, Swift Address MRMDUS 33, Account Name: The Tower Fund L.P., free from expenses, charges or taxes assessed on said transfer, which, if any, shall be exclusively borne by NETHERFIELD;

               Once all the amounts referred to in (a) and (b) above have been deposited in the account held in the HSBC Bank U.S.A., No. 605106088, ABA 021001088, Swift Address MRMDUS 33, Account Name: The Tower Fund L.P., the Seller shall issue to APCO or NETHERFIELD (as the case may be) a receipt substantially in the form specified in Annex 2.2.

               In consideration of all the shares of stock ROCH acquires as per provisions of section 2.1(iii) above, ROCH shall pay Seller two million, thirty-two thousand, eight hundred and eight US Dollars (US$ 2,032,808.00) (“ROCH Indebtedness”) on November 15, 2005, through a bank transfer and deposit of freely available funds to the account held in the HSBC Bank U.S.A., No. 605106088, ABA 021001088, Swift Address MRMDUS 33, Account Name: The Tower Fund

L.P., free from expenses, charges or taxes assessed on said transfer, which shall be exclusively borne by ROCH. ROCH shall create a first pledge on all of the Shares of Stock ROCH acquires pursuant to the provisions of 2.1(iii) and other additional amounts relating to the Shares of Stock, as collateral for the payment of ROCH Indebtedness in favor of Seller. The remaining terms and conditions applicable to ROCH Indebtedness and the security interest thereon shall be governed by a Financing Agreement for Purchase Price Balance entered into by ROCH and Seller, simultaneously with this Agreement, in a separate instrument, and a Pledge Agreement to be entered into by ROCH and Seller on the Closing date.

               The Purchase Price shall be increased by the amount that Purchases may have to pay Seller pursuant to the provisions of 2.3 and 2.4 below, in the event that the Company collects the referenced Receivables from the Sale of Crude Oil and/or VAT Claim, in whole or in part. The resulting increase in the Purchase Price shall be paid by Purchasers to Seller within the term specified in 2.3 and 2.4, as the case may be, by a bank transfer and deposit of readily available funds to the account held in the HSBC Bank U.S.A. No. 605106088, ABA 021001088, Swift Address MRMDUS 33, Account Name: The Tower Fund L.P., free from any expense, commission, or tax on said transfer payment, which, if any, shall be exclusively borne by Purchasers.

               2.3     Receivables from Combustibles Argentinos S.A.

               Río Cullen-Las Violetas, as a member of the UTE, is a creditor of —both directly and indirectly through its share in Dispet S.A., i.e., through its total 50.0769% share in the UTE— Combustibles Argentinos S.A., with a claim amounting to one hundred and seventy-six thousand, two hundred and eighty-six with 90/100 US Dollars (US$ 176,286.90), plus AR$ 64.000 (resulting from bounced checks), plus interest, penalties and other charges thereon, originating in the sale of crude oil to Combustibles Argentinos S.A. (“Receivables from Sales of Crude Oil”), in the framework of the Producers and Refineries’ Agreement on Crude Oil, Petrol and Gasoil Price Stability entered into by Roch S.A., in its capacity as operator and UTE’s representative, and Combustibles Argentinos S.A., on January 2, 2003.

               In order for Receivables from the Sale of Crude Oil to be collected it is necessary that the UTE should make further sales of crude oil to Combustibles Argentinos S.A., which is exclusively the UTE’s decision and in connection with which Seller has no right to influence or claim. In the event that the UTE (i) collects Receivables from the Sales of Crude Oil, in whole or in part, or (ii) sells to Combustibles Argentinos S.A. any amount of crude oil, then the Purchase Price shall increase in a dollar-denominated amount equal to all the sums collected by the Company for such sales, the Purchasers having to pay said price to Seller within five (5) days following actual collection. Provisions in (i) or (ii) above shall remain in force and effect for a term of two (2) years next following Closing.

               Seller is expressly authorized to assign its rights hereunder upon prior notice to Purchasers.

               2.4      Claim for Reimbursement of Value Added Tax

               The UTE (a) filed with the Argentine Internal Revenue Office [Administración Federal de Ingresos Públicos] two claims for the reimbursement of the Value Added Tax concerning tax returns for fiscal periods December 1996; February, April, May, June, July, September, October and November 1997; January, February, April, May, July, August and November 1998; January, April, May and December 1999; January, February, April, June, July, August, October and November 2000; January, February, March, April, June, July and August 2001; and April and May 2002; totalling $624,611.96 (filed on 12/30/2002) plus $4,172,772.01 (filed on 12/23/2003), plus appropriate penalties and interest thereon, and (b) requested from the Argentine Internal Revenue Office the reimbursement to each of the UTE’s members of a withholding amount equat to $760,539.37, for Value Added Tax carried out by Esso to the UTE (the claims referred to in (a) and (b) above shall be collectively referred to as the “VAT Claim”).

               Purchasers agree to instruct the UTE’s operator to seek collection of the VAT Claim, and shall make and instruct the UTE’s operator to make reasonable efforts to that effect. In this regard, Purchasers shall take and instruct the UTE’s operator to take all necessary steps in seeking collection of said VAT Claim, either through administrative and/or out-of-court and/or court proceedings, until effective and full payment thereof.

               If said VAT Claim is collected in whole or in part by the UTE or the UTE’s operator, the Purchase Price shall increase in a dollar-denominated amount equal to the aggregate amounts collected by the Company in its capacity as member of the UTE, either directly or indirectly, or through its 50.0769% share, and the Purchasers shall pay said amount within five (5) days next following collection thereof. In the event that payment, in whole or in part, of VAT Claim is made in debt securities, Purchasers shall pay Seller the amount owing hereunder by delivering said debt securities to Seller, unless Seller (i) has notified Purchasers the assignment of its collection rights to a third party, in which case Purchasers shall deliver said securities to any such assignee, or (iii) has instructed Purchasers to sell said debt securities, in which case Purchasers shall deliver the proceeds of any such sale to Seller after deduction of sale expenses and commissions.

               Every ninety (90) days Seller shall be entitled to file a written request for, and Purchasers, by and through the UTE’s operator, shall be under the obligation to provide a response to Seller, within fifteen (15) days following reception of said request, a written report on the status of VAT Claim collection proceedings.

               Seller is expressly authorized to assign all or any part of its rights hereunder upon prior notice to Purchasers.

               2.5     Closing

               Subject to the conditions precedent provided for in 2.6 below, the closing of all transactions contemplated in this Agreement (“Closing”) shall take place on February 7 2005, or on any other date agreed upon in writing by the Parties hereto (“Closing Date”), at 12 p.m., at the offices of law firm Estudio Cárdenas, Cassagne & Asociados, located at Reconquista 360, 6th floor, city of Buenos Aires.

               2.6     Conditions Precedent to Closing

               Closing shall take place on condition that each and every one of the following conditions are met on or before closing, unless they are waived by the Party in whose favor they have been stipulated.

     A. Conditions Precedent to the Purchase and Sale

               Purchasers’ obligations under this Agreement to purchase the Shares of Stock belonging to Seller and to pay the Price as well as Seller’s obligation to sell the Shares of Stock are subject to the fulfillment, upon Closing, of each and every one of the following conditions, unless they are waived by Purchasers and Seller together.

               1.     A Stock Purchase Agreement entered into by and between Río Cullen-Las Violetas and Papelera Sarandí as sellers, and ROCH as purchaser, for the purchase and sale of 1,828,846 shares of stock in Dispet, and the execution of the referenced transaction;

               2.     A Loan Agreement whereby The Tower Fund L.P. grants ROCH a loan amounting to US$467,192.00, for ROCH to purchase Dispet stock (“Loan”), and the execution of the referenced transaction;

               3.     A Stock Pledge Agreement (“Dispet Stock Pledge Agreement”) entered into by and between The Tower Fund L.P. and ROCH, and the creation of a security interest in 100% of ROCH’s shares in Dispet, as collateral for loan repayment and performance of the obligations under said Dispet Stock Pledge Agreement”;

               4.     A Debt Financing Agreement whereby The Tower Fund L.P. finances ROCH’s Debt, and the execution of the referenced transaction;

               5.     A Stock Pledge Agreement (“Río Cullen Stock Pledge Agreement”) entered into by and between The Tower Fund L.P. and ROCH, and the creation of a security interest in 100% of ROCH’s shares in Río Cullen Las Violetas, as collateral for Debt repayment and performance of the obligations under said Río Cullen Stock Pledge Agreement;

               6.     An Assignment Agreement entered into between Papelera Sarandí, party of the first part, and ROCH and NETHERFIELD, party of the second part, for the assignment of the rights and obligations of Papelera Sarandí in the Concession, and the execution of the referenced transaction;

               7.     A Fee Agreement entered into by and between The Tower Fund L.P. and ROCH, stating that The Tower Fund L.P. agrees to pay ROCH fees in exchange of consulting services rendered by ROCH in connection with a search of opportunities in the oil sector;

               8.     A Fee Agreement entered into by and between The Tower Fund L.P. and ROCH stating that The Tower Fund L.P. and Papelera Sarandí agree to pay ROCH 10% of all the amounts actually collected by The Tower Fund L.P. and Papelera Sarandí pursuant to the provisions set out in 2.3 and 2.4 hereof;

               9.     A Loan Agreement and Annexes thereto, stating that ANTRIM ENERGY INC grants unto ROCH a loan for US$1,500,000.00 for ROCH’s acquisition of 6.82% of all the rights in the Concessions, referred to in 2.6.B.4 hereof.

               B. Conditions Precedent to Purchase. Purchasers’ obligations under this Agreement to purchase the Shares of Stock belonging to Seller and to pay the Price are subject to Seller’s fulfillment, upon Closing, of each and every one of the following conditions, unless they are waived by Purchasers.

               1.     Legal Impediments. By the Closing date, the execution of the Shares of Stock purchase and sale transaction shall not have to have been barred or impaired by the existence of any rule, order, administrative resolution, judgment or judicial decision, effective as from the date of signing this Agreement, binding upon Seller and/or the Company that prohibits it or renders it illegal.

               2.     Documents. Purchasers shall have to have been provided with a certified copy of Seller’s corporate documents evidencing its power and authorization to execute and perform this Agreement, and the power granted to Seller’s authorized signatory.

               3.     Economic and Financial Position. The economic and financial position of the Company shall not have to have suffered any Loss amounting to a Material Adverse Effect.

               4.     A Deed shall have to have been granted, whereby concession rights in Area CA-14 “Angostura”, located in the Province of Tierra del Fuego, are assigned to Rio Cullen-Las Violetas, San Enrique Petrolera S.A., ROCH, Dispet, Papelera Sarandí and DPG Desarrollos Petroleros y Ganaderos S.A., and said deed shall have to have been submitted to the Argentine Secretariat of Energy, pursuant to the provisions of Resolution No. 450/94 passed by said agency. Upon Closing, Seller shall provide Purchasers with a copy of the referenced deed and the associated presentation note to the Argentine Secretariat of Energy.

               5.     Seller shall have to have left the following amounts in the Company’s cash:

               (a)     Five Hundred, Ninety-four Thousand, Six Hundred and Sixty-One Pesos ($594,661) (“Allowance for Income Tax”), as provision for payment of income tax to be assessed on the sale by Río Cullen-Las Violetas of its shares in Dispet, pursuant to the Sale Agreement executed on the date hereof; provided that Seller shall be discharged from the obligation created hereunder by making available said Allowance for Income Tax in the Company’s cash. Purchasers shall not be entitled to claim additional amounts in the event that the amount of income tax finally assessed in connection with the referenced transaction is higher than the Allowance for Income Tax, in which case Purchasers and/or the Company shall bear the cost of any such balance;

               (b)     Fifty-Seven Thousand, One Hundred and Sixty-Seven Pesos ($57,167) (Allowance for Tax on Personal Assets and Shareholdings”), for payment of tax on personal assets and shareholdings that the Company owes for the year ended December 31 2004, provided that Seller shall be discharged from the obligation created hereunder by making available such Allowance for Tax on Personal Assets and Shareholdings in the Company’s cash. Purchasers shall not be entitled to claim additional amounts in the event that the amount of tax on personal assets and shareholdings to be finally determined in the tax return for December 2004 is higher than the Allowance for Tax on Personal Assets and Shareholdings, in which case Purchasers and/or the Company shall bear the cost of any such balance;

               (c)     Fifty-Six Thousand, One Hundred Pesos ($56.100) (Allowance for Minimum Presumed Income Tax”) for payment of the minimum presumed income tax that the Company owes for the year ended December 31, 2003; provided that Seller shall be discharged from the obligation created hereunder by making available such Allowance for Minimum Presumed Income Tax in the Company’s cash. Purchasers shall not be entitled to claim additional amounts whatsoever. Purchasers and/or the Company shall bear the cost of any balance; and

               (d)     Two Hundred, Fifty Thousand Pesos ($ 250.000) and One Million, Thirty-Eight Thousand, Three Hundred and Thirty-Eight Dollars (US$ 1,038,338) as cash.

               In all cases above, the rate of exchange shall be $2.97 = US$1.

               C. Conditions Precedent to Sale. Seller’s obligation under this Agreement to sell the Shares of Stock is subject to Purchasers’ fulfillment, upon Closing, of each and every one of the following conditions, save that they have been waived by Seller.

               1.     Legal Impediments. By the Closing date, the execution of the Shares of Stock purchase and sale transaction shall not have to have been barred or impaired by the existence of any rule, order, administrative resolution, judgment or judicial decision, effective as from the date of signing this Agreement, binding upon Purchasers that prohibits or renders illegal the execution of the purchase and sale of the Shares of Stock under this Agreement.

               2.     Documents. By the Closing date, and to the satisfaction of Seller as to formalities and contents, Seller shall have to have been provided with a certified copy of Purchasers’ corporate documents evidencing their power and authorization to execute and perform this Agreement, and the power granted to Purchasers’ authorized signatories.

               D.     Legal Impediments. In the cases described in 2.6.B.1 and 2.6.C.1, Closing shall be deferred for a term of fifteen (15) days, during which the Parties shall assess the actions to take. If upon expiration of said term, such impediment has been cured, then Closing shall take place. If upon expiration of said term, such impediment is still continuing, and the Parties have not reached an agreement about a possible course of action, the transactions contemplated under this Agreement shall become ineffective, the Parties shall be released from any obligation under this Agreement, and none of the Parties shall be entitled to claim any compensation whatsoever. The provisions of the preceding paragraph shall not apply if Closing does not take place owing to actions or omissions for which either Party is to be held answerable. In this case, the defaulting Party shall compensate the non-defaulting Party for all losses and damage that may arise from failure to execute the Closing hereunder. The Parties agree that in no event shall failure to comply with the condition set out in 2.6.B.4 hereof upon Closing —whichever its cause— be the responsibility of Seller, nor shall it entitle Purchasers to make any claim against Seller.

               2.7     Actions at Closing

               The following actions shall take place at Closing:

               1.     APCO and NETHERFIELD shall pay Seller the part of the Purchase Price stated in 2.2 (a) and (b);

               2.     Once the amounts have been duly credited to the account as per provisions set out in 2.2(a) and (b), Seller shall issue the appropriate payment receipts;

               3.     Seller shall notify the Company of the transfer of such Shares pursuant to the Argentine Companies’ Act [Ley de Sociedades Comerciales], § 215, by delivering the relevant letters, as set out in the sample attached hereto as Annex 2.7.3, and shall deliver to APCO and NETHERFIELD the certificates representing the Shares of Stock;

               4.     Seller shall hold a unanimous General Shareholders’ Meeting of Río Cullen-Las Violetas, duly called by the Board of Directors of the Company, a sample notice of meeting is attached hereto as Annex 2.7.4, at which:

               (a)     All resignations by Directors and Company’s statutory auditors submitted prior to the meeting shall be accepted, and the directors’ and auditors’ performance as of the date of said meeting shall be approved, samples of said resignations are attached hereto as Annex 2.7.4(a);

               (b)     Following Purchasers’ instructions, it shall be decided that a total number of four individuals shall be appointed Regular Directors and a total number of 3 individuals shall be appointed Alternate Directors, and that Iris Méndez, holder of identity document (DNI) No. 12.625.425; Verónica Beatriz Canalez, holder of identity document (DNI) No. 22.695.024; Thomas Bueno, holder of Passport No. 211214459, Ernesto A. Hermo, holder of identity document (DNI) No. 14.596.340 shall be appointed Regular Directors, and Dwayne Warkentin, holder of Passport No. JS 333 199; and Roberto Antonio Vila, holder of identity document (DNI) No. 12.335.876, and Adrián E. Benítez, holder of identity document (DNI) No. 21.858.951, shall be appointed Alternate Directors. Purchasers hereby agree, at their own expense, to cause these changes to be recorded in the Public Registry of Commerce of the city of Buenos Aires and in any relevant public or private entity, no later than 60 days next following Closing Date.

               5.     The newly-appointed Board of Directors of the Company shall hold a meeting at which the following items of the agenda shall be discussed, and the following actions shall be taken:

               (a)     acceptance of appointment of newly-appointed directors and taking of office;

               (b)     acknowledgment of the transfer of Shares of Stock to Purchasers, cancellation of the certificates representing said Shares of Stock and issuance of new certificates in the name of Purchasers in accordance with their proportions specified in 2.1., all of which shall be recorded in the Company’s Shareholders’ Ledger;

               (c)     entry of acknowledgment of ROCH’s creation in favor of Seller of a first pledge on 100% of the

Shares of Stock purchased by ROCH, i.e., on twenty-five thousand, nine hundred and fifty-one (25,951) shares in Río Cullen-Las Violetas, as collateral for payment of ROCH’s Debt, in the certificates representing such Shares of Stock and in the Company’s Shareholders’ Ledger;

               (d)     delivery unto Seller of certificates representing the pledged Shares of Stock as per provisions of (c) above;

               (e)     revocation of all powers of attorney currently in force; and

               (f)     change of principal place of business of Río Cullen-Las Violetas. Purchasers hereby agree to bear the cost arising from registration of said change with the Argentine Internal Revenue Office, the Public Registry of Commerce in and for the city of Buenos Aires, and any other appropriate governmental agency or private office.

ARTICLE III
SELLER’S REPRESENTATIONS

               Seller represents and warrants as follows—

               3.1     Incorporation — Power and Authority

               A.     Río Cullen — Las Violetas is a corporation duly organized and existing under the laws of Argentina, recorded in the Public Registry of Commerce kept by the Controlling Office of Legal Entities [Inspección General de Justicia] on December 14, 1990, under number 9315, Book 108, Volume A of Corporations, with principal place of business at Av. De Mayo 701, piso 8, city of Buenos Aires.

               B.     The Company has the corporate power and authority (including, but not limited to, necessary corporate and regulatory authorizations) to carry on its business and activities as they are now being conducted, and to own, use and lease its Assets. The Company is duly qualified, authorized and empowered to carry on the business it currently conducts, and has been duly registered and authorized to transact business as an oil company, in compliance with the terms of Law No. 17.319, and other applicable laws.

               C.     The Company keeps updated corporate books required by Law 19.550 and/or its bylaws, and the contents of the books of minutes reflect the actions taken at each of the meetings referred to therein, the decisions made thereat, and they furthermore show that all minutes have been transcribed therein. The Company has not engaged in any action that may imply a violation or non-observance of Law No. 19.550 and/or its bylaws that could reasonably be expected to cause a Loss.

               D.     Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it, and no further action is necessary for Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or any other applicable Law relating to the rights of creditors generally. Any arrangement, instrument or document executed and delivered pursuant to this Agreement has been, or shall have been, duly signed and executed by Seller, and this therefore constitutes, or shall constitute, a valid and binding obligation of Seller, enforceable against it pursuant to the terms and conditions thereof, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or any other applicable Law relating to the rights of creditors generally.

               E.     The By-laws attached hereto as Annex 3.1.E are a true and accurate copy of the Company’s By-laws effective as of the date hereof.

               3.2     Capital and Stock

               A.     The Capital of the Corporation is $143,853, represented by One Hundred, Forty-Three Thousand, Eight Hundred and Fifty-Three (143,853) issued and subscribed, nominative, non-endorsable shares of common stock, with a face value of $1 (one Peso) each, entitling to one vote per share. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the capital stock of the Corporation, including shareholders’ agreements, or any other agreement for the purchase or sale of any of the Shares of Stock. All Shares of Stock have been duly issued and paid in, and are the property of Seller. No Share has been issued in violation of pre-emptive rights or rights of first refusal, nor are they subject to any lien, pledge or charge for the benefit of third parties or Seller.

               B.     Seller is the record holder of the shares of stock and holds marketable title to them.

               C.     The shares of stock are free from any lien, encumbrance, charge, restriction or claim whatsoever.

               3.3     No conflict

               The execution, delivery and performance, on the part of seller, of this agreement and any other document to be executed by seller under this agreement, and the compliance with the terms and conditions of this agreement and of said documents (a) do not run counter to or constitute a violation or breach of any of the terms and conditions of any arrangement to which the company is a party or by which it is bound, or its bylaws, nor do they constitute grounds for amendment to or termination or breach of any such arrangement, or the expiration of terms set forth therein, (b) do not violate any applicable law whose effect —either in isolation or in conjunction with other violations or breaches— could reasonable be expected to cause a material adverse effect; (c) do not violate any binding order, judgment or resolution passed by any authority or court, and (d) do not result in the creation or imposition of any lien or claim whatever on or against any asset belonging to the company or its shares of stock.

               3.4     Taxes

               To the best knowledge of Seller, the Company has substantially complied with its tax obligations and charges, whether as a taxpayer or as tax withholding or tax collection agent. In this regard:

               A.     when and as required by applicable Law, the Company has filed or caused to be filed each and every tax return and reports relating to federal, provincial, municipal, or foreign tax, as appropriate, arising from or in connection with its activities or assets. Said tax returns are true and correct in all material aspects thereof, and have been prepared in keeping with applicable legal rules.

               B.     To the best knowledge of Seller, said tax returns substantially reflect all tax-related obligations of the Company created in the periods running between said tax returns.

               C.     All Taxes (including interest and penalties) payable or owed by the Company have been fully paid, duly declared and entirely registered or provisioned for as either a certain or uncertain loss, as the case may be, in the appropriate books and financial statements.

               D.     The Company has not been notified of any audit, inquiry, inspection, proceeding or administrative investigation in connection with any Tax obligation to which it may be a party, and to the best knowledge of Seller, none is pending against the Company. No Authority has notified the Company in writing of any deficiency in payment of any Tax or claimed additional Taxes or interest or penalties thereon.

               E.     The Company has not entered into any agreement or made any waiver that would result in extension of terms in connection with the assessment or payment of any Tax levied against the Company or its activities.

               3.5     Subsidiaries and Investments

               The Company does not hold stock or any other interest, right or share in any other corporation, trust, or temporary business venture, save for the interests specified in Annex 3.5.

               3.6     Title to Property; Encumbrances

               Save for specifications contained in Annex 3.6, a circumstance which is considered a condition precedent to Closing pursuant to the provisions set out in 2.6.B.4 hereof, the Company holds unrestricted, good and marketable title to its assets and properties existing in the Areas, as per its ratable share in the UTE, which assets are free from any encumbrance, lien, charge or restriction whatsoever, other than restrictions to transferability by operation of applicable laws.

               3.7     Financial Statements

The Financial Statements of the Company attached hereto as Annex 3.7 have been denominated in Pesos, in accordance with applicable law and GAAPs, and they reasonably reflect the economic and financial position of the Company as at the dates thereof.

               3.8     Undeclared Liabilities

               To the knowledge of Seller, the Company does not have Undeclared Liabilities and there are no reasonable grounds for any action, lawsuit, claim or investigation that could result in the existence of Undeclared Liabilities.

               3.9     Employees

               The Company does not hire and has never hired workers or staff under employment relationship. The Company does not hire and has never hired temporary personnel and/or third parties’ services for the provision of manpower.

               3.10     Events Occurring after the Preparation of Financial Statements

               As from the date stated in the Financial Statements, no Material Adverse Effect has affected the Company’s Line of Business, financial position, transactions or the outcome of said transactions. Notwithstanding the general validity of the foregoing affirmation, from that date:

               (a)     The Company has not sold, leased, transferred or otherwise assigned Assets outside its Line of Business, save for the sale to ROCH of 100% of the shares in Dispet belonging to the Company, to which the Company agrees to bind itself by signing a Stock Purchase Agreement on the date hereof;

               (b)     The Company has not entered into agreements in excess of Ten Thousand Pesos ($10,000) outside its Line of Business, save for the sale to ROCH of 100% of the shares in Dispet belonging to the Company, to which the Company agrees to bind itself by signing a Stock Purchase Agreement on the date hereof;

               (c)     No Person (including the Company) has asserted the application of statutes of limitation on, modified, terminated or cancelled agreements outside its Line of Business;

               (d)     The Company has not created any security interest in its real property items;

               (e)     The Company has not made capital investment, lent assets to or acquired assets from any Person, outside its Line of Business;

               (f)     The Company has not issued or secured debt securities,

               (g)     The Company has not taken documented money loans, outside its Line of Business;

               (h)     The Company has not deferred or postponed payment of debts or liabilities, outside its Line of Business;

               (i)     The Company has not waived any of its claims, outside its Line of Business;

               (j)     The Company has not modified or authorized modifications to its bylaws and internal rules;

               (k)     The Company has not issued, sold or otherwise disposed of its capital stock, nor has it received irrevocable capital contributions or granted options or other rights that either directly or by conversion, swap or exercise, could imply issuance, disposition or sale of its capital stock;

               (l)     The Company has not granted loans to, or entered into any other kind of agreement with its directors or managers, outside its Line of Business;

               (m)     Save for the specifications contained in Annex 3.10.(ll), neither the Company nor its shareholders have authorized or made payment of dividends of any type, or repurchased or otherwise acquired part of its corporate equity.

               (n)     The Company has not otherwise agreed to perform any of the actions listed above.

               (o)     The Company has not suffered any Loss.

               The parties leave record of the fact that Purchasers hereby authorize Seller to approve the sale by Río Cullen-Las Violetas to ROCH of 100% of its shares in Dispet, pursuant to the terms of the Stock Purchase Agreement executed on the date hereof in a separate instrument.

               3.11     Lawsuits

               Neither Seller nor the Company has been notified of any pending claim, lawsuit, administrative or court proceedings, save for the ones listed in Annex 3.11. To the best knowledge of Seller, no claim, lawsuit, administrative or court proceeding is threatened against the Company, to which the Company is a party or in respect of which the Company has been summoned as a third party, save for the ones listed in Annex 3.11.

               3.12     Guarantees in Favor of Third Parties

               The Company is not a guarantor or surety, nor is it otherwise secondarily or primarily liable for third parties’ debts or liabilities.

               3.13     No Violation of the UTE Agreement

               The execution of this Agreement does not amount to breach of the UTE Agreement. The UTE Agreement does not contemplate any provision running counter to this Agreement

ARTICLE IV
PURCHASERS’ REPRESENTATIONS

                    Purchasers represent and warrant to Seller as follows—

               4.1     Incorporation, Power and Authority

                     Purchasers are duly organized corporations, with APCO existing under the laws of the Cayman Islands, NETHERFIELD existing under the laws of the British Virgin Islands, and ROCH existing under the laws of the Argentine Republic. Purchasers have full corporate powers and authority to execute and deliver this Agreement, to perform the obligations created under this Agreement and to execute the transactions contemplated by it. Furthermore, as it may be required, they have complied with all the rules applicable in Argentina to foreign corporations, and particularly they have performed all registration and recordation acts needed to carry on business in Argentina, including those required in order for them to be allowed to hold shares in domestic corporations.

               4.2     Authorization

               Purchasers have secured all appropriate authorizations and consents necessary for the execution, delivery and performance of this Agreement and execution of the transactions contemplated by it. This Agreement has been duly executed and delivered by Purchasers, and constitutes a valid and binding obligation of Purchasers, enforceable against them pursuant to its terms and conditions. Upon Closing, any arrangement, instrument or document signed or executed pursuant to this Agreement has been, or shall have been, duly signed and executed by Purchasers, and this therefore constitutes or shall constitute a valid and binding obligation of Purchasers, enforceable against them pursuant to the terms and conditions thereof.

               4.3     No Conflict

               The execution, delivery and performance, on the part of each purchaser, of this agreement and any other document to be executed by purchasers under this agreement, and the compliance with the terms and conditions of this agreement and said documents (a) do not run counter to or violate the provisions of their articles of incorporation or bylaws of purchasers, and (b) do not violate any provision of any applicable law by which they could be bound or its assets and properties affected, and (c) do not constitute a violation of any order, judgment or resolution passed by competent authority to which purchasers are a party or by which their assets or properties are bound or affected.

               4.4     Antitrust

               To the best knowledge of purchasers, it is not necessary under law 25.156 §8, as amended, regulated and supplemented, to notify the antitrust authority of the transactions contemplated in this agreement.

ARTICLE V
[Deliberately left blank]

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

               6.1     Indemnification by Seller

               A.     Subject to the provisions stated in B. below, Seller shall indemnify, defend and hold harmless Purchasers and their officers, directors and employees until November 15, 2005, from and against any Loss resulting from non-compliance with, falsehood or inaccuracy of any representation, warranty, commitment or arrangement of Seller under this Agreement, or any Annex or certificate issued by Seller in accordance with the terms hereof.

               The maximum aggregate amount up to which Seller shall indemnify Purchasers, subject to the provisions of the preceding paragraph, shall be equal to Fifteen percent (15%) of the Purchase Price, i.e. US$632,168 for APCO; US$448,240 for NETHERFIELD; and US$304,921 for ROCH (“Cap Amount”). The Cap Amount shall be considered as a comprehensive amount covering any and all claims for indemnification, subject to the requirements stated in the first paragraph of this section, and it shall not be taken separately for each claim.

               B.     Purchasers hereby irrevocably waive any claim against Seller based on any of the Excluded Contingencies. Seller shall not hold Purchasers harmless from and against any Excluded Contingency. Purchasers hereby authorize Seller to exclude the concepts and contingencies that fall within Excluded Contingencies hereunder, as exceptions to the representations under Article III, and agree that their possible inclusion therein shall not entitle Purchasers to claim any compensation whatsoever pursuant to 6.1.A.

               6.2     Participation in Defense of Actions

               A.     At their own expense, Seller shall be entitled to take control of the defense of any action, claim or proceeding that could result in a Loss. To that end, Purchasers shall notify Seller of any such action, claim or proceeding that could result in a Loss together with a copy of the appropriate documents, no later than two working days of receipt by Purchasers of the material notice of said action, claim or proceeding. In turn, Seller shall notify Purchasers of their option to take control of such defense no later than six (6) days of receipt of said notice, provided always that lack of notice shall be interpreted as a waiver of said right. The referenced terms may be accelerated as required by the procedural circumstances of each case —which circumstance shall be included in the notices sent by the parties.

               B.     Should Seller decide to take control of the defense of any such action, claim or proceeding, Seller shall bear the total cost of said defense (including, but not limited to, court costs, expenses and attorneys’ fees, and where appropriate, damages) up to the Cap Amount. Furthermore, Purchasers shall make available, and cause the Company to make available, all the elements in their possession needed for such purposes, and Purchasers shall be entitled to participate in said defense at their own expense.

               C.     Any settlement and/or final agreement settling the dispute, which does not arise from a final judgment or governmental agency’s action, shall be previously agreed on by the Parties; provided that the Parties shall not unreasonably withhold their consent.

               6.3     Indemnification by Purchasers

               Purchasers shall indemnify, defend and hold harmless Seller and its officers, directors and employees until November 15, 2005, from and against any loss, payment (either in cash or in kind), damages, liability, obligation, penalty, fine, sanctions, final court judgment or arbitration award, interest, disbursements, expenses and costs (including expenses and fees of attorneys, accountants, and experts) that could be imposed on or otherwise affect Seller in connection with or as a result of non-compliance with, inaccuracy or falsehood of any representation, warranty, commitment or arrangement of Purchasers under this Agreement, or any Annex or certificate issued by Purchasers in accordance with the terms hereof.

               The cap amount up to which Purchasers shall compensate Seller, subject to the provisions set out in the preceding paragraph, shall be equal to Fifteen percent (15%) of the Purchase Price payable by each of them, i.e. US$632,168 for APCO; US$448,240 for NETHERFIELD; and US$304,921 for ROCH (“Cap Amount”). The Cap Amount shall be considered as a comprehensive amount covering any and all claims for indemnification, subject to the requirements stated in the first paragraph of this section, and it shall not be taken separately for each claim.

ARTICLE VII

MISCELLANEOUS

          7.1     Entire Agreement

          This Agreement is the entire agreement between the Parties as of the date hereof in connection with the transactions contemplated by it, and supersedes and replaces all other oral understandings and negotiations.

          7.2     Successors and Assigns

          A.     Neither this Agreement nor the obligations of any of the Parties under this Agreement may be assigned, either in whole or in part, without the written consent of the other Parties. Purchasers shall not assign their rights under this Agreement without Seller’s prior approval in writing. Seller shall be entitled to freely assign, in whole or in part, its rights under this Agreement without Purchasers’ authorization, as prior notice of assignment will suffice to that effect.

          B.     This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns, and no provision hereof, whether express or implied, shall grant or be construed to grant rights under this Agreement to any person other than the Parties hereto and the referenced successors and assigns.

          7.3     No Waiver

          The rights under this Agreement may be waived in writing at any time by the Party entitled to any such right. Unless otherwise provided for in this Agreement, no failure or delay on the part of any party to this Agreement in exercising any right hereunder or failure or delay on the part of any party to this Agreement in enforcing any provision hereunder shall operate as a waiver thereof or any other right or enforceable provision; nor shall any single or partial exercise of any such right preclude any other or further assertion thereof or the assertion of any other right. Any waiver at any time of any right arising from non-performance shall not be construed as a continuing waiver in the event of further breaches.

          7.4     Amendments

          No amendment to this Agreement shall be valid and binding unless it is made in writing and signed by all the Parties hereto.

          7.5     Expenses

          Each Party shall bear their own costs in connection with this Agreement and the transactions contemplated by it, including, but not limited to, the fees and expenses of their accountants, attorneys and consultants.

          7.6     Disclosure

               Except (i) notices and communications that are of a mandatory nature for any of the parties hereto according to the applicable law, and (ii) notices and disclosure that are of a mandatory nature for their respective parent corporations or controlling shareholders of apco and netherfield, pursuant to capital market laws, rules or regulations applicable in the respective venues of incorporation of said parent corporations or controlling shareholders, any announcement concerning the execution of transactions contemplated by this agreement shall be made on the basis of a text prepared by both seller and purchasers together, using their best endeavors and good faith. Every press release relating to the execution of the transactions contemplated in this agreement shall be made only when all mandatory notices have been complied with, the announcement shall be made in a joint effort by the parties, and it will observe the above-mentioned text.

               7.7     Notices

     A. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and personally delivered upon receipt, or sent as legal-proof letter, or attested to by a notary public

If to Seller:

THE TOWER FUND, L.P.
Av. de Mayo 701, piso 8, Buenos Aires
Argentina
Phone: (5411) 4345-1930
Fax: (5411) 4345-1984
At: Sr. Daniel García.

Cc. (which does not imply receipt of notice):

THE TOWER FUND, L.P.
P.O. Box 1109 GT
Strathvale House, North Church Street, George Town
Grand Cayman, British West Indies
Phone: (0011) 345 914-7533
Fax: (54 11) 4345-1984
At: Sr. Daniel García / Warren Keens

Cc. (which does not imply receipt of notice):

Estudio Cárdenas, Cassagne & Asociados
Reconquista 360, 6º piso,
Tel: (54 11) 4321-8000
Fax: (54 11) 4325-5533
At.: Marcelo P. Lamesa / Marcela I. Anchava
Buenos Aires,
Argentina

If to APCO:
Apco Argentina Inc., Maipú 1300, piso 8
(C1006ACT) Buenos Aires
Argentina
Pone: (54-11) 4312-6999
Fax: (54-11) 4312-1810
At: Ernesto A. Hermo

Cc. (which does not imply receipt of notice):

Apco Argentina Inc.
One Williams Center
Mail Drop 26-4
Tulsa, Oklahoma 74172
Unites States of America

TEL: (1-918) 573-2164
FAX: (1-918) 573-1324
At: Thomas Bueno

Cc (which does not imply receipt of notice):

Allende & Brea
Maipú 1300, piso 11
(C1006ACT) Buenos Aires
Argentina
Pone: (54-11) 4318-9900
Fax: (54-11) 4318-9999
At: Michael R. Rattagan

If to NETHERFIELD:

Av. Cerviño 4449, 4º piso
(1425) Buenos Aires
Argentina
Phone: (54-11) 4779-1030
Fax: (54-11) 4779-1040
At: Verónica Canalez

Cc (which does not imply receipt of notice):

Lucino & Lucino Abogados
Cerrito 136, Piso 2, Depto C.
(1010) Ciudad Autónoma de Buenos Aires
Phone: (54-11) 4381-3201
Fax: (54-11) 4381-3201
At: Dr. Juan Lucino

If to ROCH:

ROCH S.A.
Av. Eduardo Madero 1020, piso 21
Ciudad Autónoma de Buenos Aires
At.: Ricardo Omar Chacra
Phone: 4315-7624
Fax: 4315-0066

Cc (which does not imply receipt of notice):

Estudio Chehtman y Asoc.
Carlos Pellegrini 961 — Piso 4- (1009)
At: Dr. Héctor Horacio Raffo
Phone: (54-11) 4-328-6900
Fax: (54-11) 4-328-9677

               B.     The addresses and other data reported above may only be modified upon written notice sent to the other Party of the new address or phone or facsimile number. Any such change shall be valid only upon receipt of notice of modification sent by the informing Party.

               7.8     Severability

               In the event that any provision of this Agreement or its enforcement against any person or circumstance is held null or unenforceable, the remaining provisions of this Agreement and its enforcement against other persons or circumstances shall not be affected and may be enforced to the maximum extent permitted by Law. This notwithstanding, the

Parties shall renegotiate in good faith the terms of a satisfactory provision with which to replace any such null or unenforceable provision.

               7.9     Applicable Law

               This Agreement shall be interpreted and construed in accordance with the laws of Argentina, without regard to its conflict of law provisions, unless otherwise agreed by the parties.

               7.10     Dispute Resolution; Jurisdiction

               A.     In the event of disputes, controversies or claims arising from or in connection with this Agreement (including, but not limited to, those relating to any provision of any of the Annexes hereto or to whether one Party is or is not entitled to indemnification according to the provisions of Article VI of this Agreement, or in connection with the amount of such claim), or its non-performance, termination, or validity (“Dispute”), the Parties shall make their best efforts and act in good faith in order to settle said Dispute through direct and amicable negotiation.

               B.     If the Parties are unable to settle the dispute within a term of thirty (30) days next following receipt of a request to that effect, said dispute shall be submitted for final award on the merits to the General Arbitration Tribunal of the Buenos Aires Stock Exchange, in accordance with the rules in force for arbitration based on the law.

               7.11     Counterparts

               The Parties have executed this Agreement in four (4) counterparts, each of which shall be considered an original, but all of which taken together will constitute one and the same instrument.

               IN WITNESS WHEREOF, each Party has signed this Agreement in the place and on the date first written above.

THE TOWER FUND L.P.

By: /s/ Daniel Enrique García
Name: Daniel Enrique García
Position: Attorney-in-fact

APCO ARGENTINA INC.,

By: /s/Thomas Bueno
Name: Thomas Bueno
Position: President

NETHERFIELD CORPORATION, SUCURSAL TIERRA DEL FUEGO, ANTARTIDA E ISLAS DEL ATLANTICO SUR

By: /s/Verónica Beatriz Canalez
Name: Verónica Beatriz Canalez
Position: Legal Representative

ROCH S.A.

By: /s/Ricardo Omar Chacra
Name: Ricardo Omar Chacra
Position: President